Exhibit 99.1

Joint News Release

BASF Media Contact: José Antonio Carranza Phone: (973) 245-5238 Email: jose.antonio.carranza@basf.com	Applied Minerals IR Contact: Greg Falesnik Phone: (949) 385-6449 Email: greg.falesnik@mzgroup.us

BASF and Applied Minerals sign purchase and supply agreement to develop and market halloysite clay-based products

●	BASF to exclusively develop, co-brand and market products using Applied Minerals’ Dragonite halloysite clay for select global markets
●	BASF’s extensive sales and R&D resources will promote product development and market penetration of halloysite clay-based products

CHARLOTTE, NC, and NEW YORK, November 1, 2017 – BASF, a world leader in kaolin for industrial applications, and Applied Minerals, Inc. (OTCQB: AMNL), a leading global producer of halloysite clay and advanced natural iron oxides, have entered into a global co-exclusive Purchase and Supply Agreement to commercialize and market halloysite clay-based products within select global markets.

Applied Minerals will exclusively supply halloysite clay to BASF for the development and sale of co-branded halloysite clay-based products to key BASF markets, including paints and coatings, inks, rubber, adhesives, paper and ceramic honeycomb catalytic substrates.

BASF will market halloysite clay-based products under a BASF trade name to customers worldwide, with profits to be shared by both companies.

BASF and Applied Minerals have also entered a Tolling Agreement under which BASF will provide specialized toll manufacturing to complement Applied Minerals’ current halloysite production capabilities.

“Applied Minerals’ knowledge and experience with halloysite clay and BASF’s innovation, processing capability and market reach creates a truly synergistic partnership,” said Dr. Shane Porzio, Vice President of BASF Kaolin Business. “Our customers will benefit by having access to a broader portfolio that includes halloysite clay, a high-performance mineral additive, and our line of high-quality kaolin-based pigments and functional extenders.”

Andre Zeitoun, President and CEO of Applied Minerals, added, “Applied Minerals’ halloysite clay offers a wide array of functionality to applications and markets in which BASF is a proven global leader. Our deep knowledge of the unique properties of halloysite clay, combined with BASF’s expertise and reach, will promote product development and market penetration while providing customers access to our combined solutions.”

About BASF Corporation

BASF Corporation, headquartered in Florham Park, New Jersey, is the North American affiliate of BASF SE, Ludwigshafen, Germany. BASF has more than 17,500 employees in North America, and had sales of $16.2 billion in 2016. For more information about BASF’s North American operations, visit www.basf.us.

At BASF, we create chemistry for a sustainable future. We combine economic success with environmental protection and social responsibility. The approximately 114,000 employees in the BASF Group work on contributing to the success of our customers in nearly all sectors and almost every country in the world. Our portfolio is organized into five segments: Chemicals, Performance Products, Functional Materials & Solutions, Agricultural Solutions and Oil & Gas. BASF generated sales of about €58 billion in 2016. BASF shares are traded on the stock exchanges in Frankfurt (BAS), London (BFA) and Zurich (BAS). Further information at www.basf.com.

About Applied Minerals, Inc.

Applied Minerals, Inc. is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly owned Dragon Mine property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives and fillers for plastic composites. Applied Minerals markets its halloysite products under the DRAGONITE™ trade name.

From its Dragon Mine property, the Company also produces a range of ultra-pure natural iron oxides consisting of hematite and goethite. Combining ultra-high purity and consistent quality, the inherent properties of the iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications. Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name. Additional information on the Company can be found at www.appliedminerals.com and www.AMIRONoxides.com.

Safe Harbor Statements

The following are safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc. Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals' most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.